Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-228839) pertaining to the 2014 Stock Incentive Plan and 2017 Stock Incentive Plan of Aurora Mobile Limited;

(2) Registration Statement (Form S-8 No. 333-262205) pertaining to the 2021 Share Incentive Plan of Aurora Mobile Limited; and

(3) Registration Statement (Form F-3 No. 333-260944) of Aurora Mobile Limited.

of our report dated April 14, 2022, with respect to the consolidated financial statements of Aurora Mobile Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young Hua Ming LLP
Shenzhen, the People’s Republic of China
April 14, 2022